As filed with the Securities and Exchange Commission on December 10, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)
82-1669692
(I.R.S. Employer Identification No.)
6500 Chase Oaks Boulevard, Suite 100 Plano, Texas
(Address of Principal Executive Offices)
75023
(Zip Code)

Restricted Stock Unit Award Agreement (Time-Based Vesting)

Restricted Stock Unit Award Agreement (Performance-Based Vesting)

(Granted as Employment Inducement Awards Outside of a Plan)

(Full Title of the Plan)

Patrick W. Macken

Executive Vice President, Chief Legal Officer and Corporate Secretary

6500 Chase Oaks Boulevard, Suite 100

Plano, Texas 75023

(Name and Address of Agent for Service)

(978) 614-8100
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
David W. Ghegan, Esq.
Troutman Pepper Locke LLP

600 Peachtree Street, N.E.

Suite 3000

Atlanta, Georgia 30308

(404) 885-3139

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement registers 1,072,862 shares of common stock that may be issued upon the vesting and settlement of the following inducement awards granted to each of Stephen J. McCaffery and Don Toft (the “Inducement Awards”) as a material inducement for their respective employment with Ribbon Communications Inc. (the “Registrant” or the “Company”): (i) time-based restricted stock units, in accordance with the terms of the restricted stock unit award agreements (time-based vesting), by and between the Registrant and each of Stephen J. McCaffery and Don Toft; and (ii) performance-based restricted stock units, in accordance with the terms of the restricted stock unit award agreements (financial performance-based and stock-performance based vesting), by and between the Registrant and each of Stephen J. McCaffery and Don Toft. The Inducement Awards were approved by the Registrant’s Board of Directors in reliance on the employment inducement exception to shareholder approval provided under NASDAQ Listing Rule 5635(c)(4).

Part i

information required in the section 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to Messrs. McCaffery and Toft as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025;

(2)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 from its Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 14, 2025;

(3)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the Commission on April 30, 2025, July 24, 2025 and October 23, 2025, respectively;

(4)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 30, 2025 and August 29, 2025; and

(5)	The description of the Registrant’s Common Stock, contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025, which updates the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-3, filed with the Commission on April 4, 2023, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is governed by the General Corporation Law of the State of Delaware, or the DGCL. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and certain officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or applicable officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, with respect to directors, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or, with respect to officers, an action is by or in the right of the corporation. The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that no director or applicable officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that applicable law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Certificate of Incorporation provides that the Company’s directors and officers are to be indemnified by the Company to the fullest extent permitted by Section 145 of the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an indemnitee who has ceased to be a director, trustee, officer, employee or agent.

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide that the Company shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of the Company; or while a director or officer of the Company, serving or having served at our request as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

The By-Laws further provide that the right to indemnification shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon our receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the By-Laws or otherwise.

The Company may, but is not obligated to, purchase and maintain insurance at its expense on behalf of any such person.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12B, filed October 30, 2017 with the Commission).

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed November 28, 2017 with the Commission).

4.3	Second Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed August 4, 2023 with the Commission).

4.4	Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation, effective as of May 29, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed May 30, 2025 with the Commission).

4.5	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K, filed March 8, 2018 with the Commission).

5.1*	Opinion of Troutman Pepper Locke LLP.

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

23.2*	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (contained on signature page hereto).

99.1*	Restricted Stock Unit Award Agreement with Stephen J. McCaffery (3-year Time-Based Vesting).

99.2*	Restricted Stock Unit Award Agreement with Stephen J. McCaffery (4-year Time-Based Vesting).

99.3*	Restricted Stock Unit Award Agreement with Stephen J. McCaffery (Performance-Based Vesting).

99.4*	Restricted Stock Unit Award Agreement with Don Toft (1-year Time-Based Vesting).

99.5*	Restricted Stock Unit Award Agreement with Don Toft (3-year Time-Based Vesting).

99.6*	Restricted Stock Unit Award Agreement with Don Toft (Performance-Based Vesting).

107.1*	Filing Fee Table.

*Filed Herewith

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and nay deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Articles of Incorporation, as such may be amended from time to time, the Registrant’s Bylaws or the Registrant’s indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, Texas on December 10, 2025.

RIBBON COMMUNICATIONS INC.

By:	/s/ Bruce W. McClelland
Name: Bruce W. McClelland
Title: President, Chief Executive Officer & Director

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce McClelland and Patrick W. Macken as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 and Power of Attorney have been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title(s)	Date

/s/ Bruce W. McClelland	President, Chief Executive Officer and Director	December 10, 2025
Bruce W. McClelland	(Principal Executive Officer)

/s/ John Townsend	Executive Vice President, Chief Financial Officer	December 10, 2025
John Townsend	(Principal Financial Officer)

/s/ Eric Marmurek	Senior Vice President and Deputy Chief Financial Officer	December 10, 2025
Eric Marmurek	(Principal Accounting Officer)

/s/ R. Stewart Ewing, Jr.	Director	December 10, 2025
R. Stewart Ewing, Jr.

/s/ Bruns H. Grayson	Director	December 10, 2025
Bruns H. Grayson

/s/ Beatriz V. Infante	Director	December 10, 2025
Beatriz V. Infante

/s/ Scott Mair	Director	December 10, 2025
Scott Mair

/s/ Shaul Shani	Director	December 10, 2025
Shaul Shani

/s/ Richard W. Smith	Director	December 10, 2025
Richard W. Smith

/s/ Tanya Tamone	Director	December 10, 2025
Tanya Tamone